NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES THIRD QUARTER RESULTS

NEW YORK, NEW YORK (October 6, 2010) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today reported a 2010 third quarter operating loss of ($1,046,000) on total revenue of $7,532,000, as compared to an operating loss of ($1,558,000) on total revenue of $7,774,000 for the 2009 third quarter.  For the 2010 nine month period, Griffin reported an operating loss of ($3,238,000) on total revenue of $27,829,000, as compared to an operating loss of ($4,389,000) on total revenue of $32,115,000 for the 2009 nine month period.

Griffin reported a 2010 third quarter net loss of ($1,313,000) and a basic and diluted net loss per share of ($0.26) as compared to a 2009 third quarter net loss of ($1,436,000) and a basic and diluted net loss per share of ($0.28).  For the 2010 nine month period, Griffin reported a net loss of ($3,942,000) and a basic and diluted net loss per share of ($0.77) as compared to a net loss of ($4,231,000) and a basic and diluted net loss per share of ($0.83) for the 2009 nine month period.

Operating profit at Griffin Land, Griffin’s real estate business, increased in the 2010 third quarter and 2010 nine month period versus the comparable 2009 periods due principally to an increase in rental revenue, which reflects more space being under lease in the 2010 third quarter and 2010 nine month period than the comparable 2009 periods.  The increase in leased space includes 257,000 square feet of the 304,000 square foot built-to-suit warehouse in New England Tradeport (“Tradeport”), Griffin Land’s industrial park in Windsor and East Granby, Connecticut, that was completed and placed in service in the latter part of the 2009 third quarter and the purchase in January 2010 of a fully leased 120,000 square foot warehouse in the Lehigh Valley of Pennsylvania.  Despite the weak economy, thus far this year, Griffin Land has completed several new leases for previously vacant office space for an aggregate of 81,000 square feet.  All of the newly leased space is expected to be occupied before the end of this year.  Griffin Land has only received a limited number of inquiries for industrial space thus far this year and has not signed any new leases for such space.  Griffin Land did not have any property sales in either the 2010 or 2009 nine month periods.

Imperial Nurseries, Inc. (“Imperial”), Griffin’s subsidiary in the landscape nursery business, incurred a higher operating loss in the 2010 third quarter than the 2009 third quarter, while Imperial’s operating loss for the 2010 nine month period was essentially unchanged from the operating loss incurred by Imperial in the 2009 nine month period.  Imperial’s total net sales and other revenue was lower in the 2010 third quarter and 2010 nine month period than the comparable 2009 periods because the prior year periods included sales from Imperial’s Florida farm, which Imperial shut down in the 2009 third quarter and subsequently leased to another grower.  Excluding sales from the Florida farm last year and rental revenue from the Florida farm in all periods, net sales and other revenue at Imperial was higher in the 2010 third quarter and 2010 nine month period than the comparable 2009 periods due to higher unit sales volume, particularly in the nine month period, which is attributed to favorable spring weather in Imperial’s markets this year and the aggressive pricing offered to obtain spring orders.  The lower pricing was set to meet competitive pressures in a market where we believe there is excess product available due to unsold product remaining from prior years.  Imperial does not expect any significant improvement in pricing over the next twelve months.

The higher operating loss incurred by Imperial in the 2010 third quarter as compared to the 2009 third quarter principally reflects the effect of a $1.0 million charge for unsaleable inventories in the current quarter as compared to a $0.5 million charge for unsaleable and excess inventories in the 2009 third quarter.  The current year inventory charge reflects plants disposed during the 2010 third quarter due to unanticipated negative results from changes made this year to the fertilization process of certain plant varieties.

Griffin’s general corporate expense was lower in the 2010 third quarter and the 2010 nine month period than the comparable 2009 periods due principally to lower incentive compensation expense and lower costs related to Griffin’s non-qualified savings plan in the current year.

Griffin’s interest expense was higher in the 2010 third quarter and the 2010 nine month period than the comparable 2009 periods due to higher debt levels in the current year from borrowings that were used to finance the construction of the new built-to-suit building in Tradeport and to finance the acquisition of the warehouse building in Pennsylvania.

Griffin operates a real estate business, Griffin Land, and Imperial Nurseries, its landscape nursery business. Griffin also has investments in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holding Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:
This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved particularly with respect to the pricing of nursery product and other factors described in Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Information” section in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 28, 2009.  The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.

Griffin Land & Nurseries, Inc.
Consolidated Condensed Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Third Quarter Ended,				Nine Months Ended,
	Aug. 28, 2010		Aug. 29, 2009		Aug. 28, 2010		Aug. 29, 2009
Revenue
Landscape nursery net sales and other revenue	$2,620		$3,528		$13,767		$19,545
Rental revenue and property sales	4,912		4,246		14,062		12,570
Total revenue	7,532		7,774		27,829		32,115

Operating (loss) profit:
Landscape nursery business	(1,507)	(1)	(1,175)	(1)	(2,257)	(1)	(2,223)	(1)
Real estate business	1,136	(2)	618	(2)	1,972	(2)(3)	1,196	(2)
General corporate expense	(675)		(1,001)		(2,953)		(3,362)
Total operating loss	(1,046)		(1,558)		(3,238)		(4,389)

Interest expense	(1,173)		(880)		(3,355)		(2,506)

Investment income	20		28		194		152
Loss before taxes	(2,199)		(2,410)		(6,399)		(6,743)

Income tax benefit	886		974		2,457		2,512

Net loss	$(1,313)		$(1,436)		$(3,942)		$(4,231)

Basic net loss per common share	$(0.26)		$(0.28)		$(0.77)		$(0.83)

Diluted net loss per common share	$(0.26)		$(0.28)		$(0.77)		$(0.83)

Weighted average common shares outstanding
for computation of basic per share results	5,106		5,082		5,103		5,077

Weighted average common shares outstanding
for computation of diluted per share results	5,106		5,082		5,103		5,077

(1) Includes charges for unsalable inventories and to increase inventory reserves of $1.0 million and $0.5 million in the 2010 and 2009 third quarters, respectively, and $1.0 million and $1.2 million in the 2010 and 2009 nine month periods, respectively.

(2) Includes depreciation and amortization expense, principally related to real estate properties, of $1.6 million and $1.4 million in the 2010 and 2009 third quarters, respectively, and $4.7 million and $4.1 million in the 2010 and 2009 nine month periods, respectively.

(3) Includes $0.3 million of expenses associated with the acquisition of a 120,000 square foot industrial building in the 2010 first quarter.